Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 and Registration Statement Nos. 333-159656 and 333-138652 on Form S-3 of our report dated February 28, 2019, relating to the consolidated financial statements of Telesat Canada (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the new revenue standard and new financial instruments standard) appearing in this Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2018.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 15, 2019